Exhibit 77(e)(7)

July 24, 2009

Bev Hendry
Chief Operating Officer
Hansberger Global Investors, Inc.
401 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301

Re:	Sub-Advisory Agreement between ING Investments, LLC and Hansberger Global Investors, Inc. (the “Agreement”)

Dear Mr. Hendry:

Pursuant to the Sub-Advisory Agreement dated March 1, 2007 between ING Investments, LLC and Hansberger Global Investors, Inc., as amended (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING International Growth Opportunities Fund (the “Fund”), a series of ING Mutual Funds, effective July 24, 2009, upon all of the terms and conditions set forth in the Agreement, until at least August 7, 2009, at which time the Fund is scheduled to merge with and into ING Capital Appreciation Fund, a series of ING Mutual Funds, subject  to shareholder approval.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to Schedule A of the Agreement.  The Amended Schedule A, with the annual sub-advisory fee indicated for the Fund, is attached hereto.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Fund by signing below where indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investments, LLC

ACCEPTED AND AGREED TO:
Hansberger Global Investors, Inc.

By:            /s/ Bev Hendry
Name:       Bev Hendry
Title:          Chief Operating Officer,     Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

HANSBERGER GLOBAL INVESTORS, INC.

Series	Annual Sub-Advisor Fee
(as a percentage of average daily net assets)

ING International Capital Appreciation Fund	0.45% of the first $500 million of assets;
0.40% of the next $500 million of assets; and
0.35% of assets in excess of $1 billion
ING International Growth Opportunities Fund	0.45%

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